As filed with the Securities and Exchange Commission on April 21, 2009

Registration No. 333-157746

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LAKELAND BANCORP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	22-2953275
(State of incorporation)	(I.R.S. Employer Identification No.)

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

(973) 697-2000

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Thomas J. Shara

President and Chief Executive Officer

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

(973) 697-2000

(Name, address including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Peter H. Ehrenberg, Esq.

Laura R. Kuntz, Esq.

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey 07068

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value	59,000 shares	$1,000 (1)	$59,000,000 (1)	$2,319
Warrant to Purchase Common Stock, and Underlying Shares of Common Stock, no par value	949,571 shares(2)	$9.32 (3)	$8,850,002 (3)	$348
Total				$2,667 (4)

(1)	Calculated in accordance with Rule 457(a).

(2)	In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, there are being registered hereunder (a) a warrant for the purchase of 949,571 shares of common stock with an initial per share exercise price of $9.32 per share, (b) the 949,571 shares of common stock issuable upon exercise of such warrant, and (c) such additional number of shares of common stock, of an indeterminable number, which may be necessary to adjust the number of shares as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the Registrant.

(3)	Calculated in accordance with rule 457(i) with respect to the per share exercise price of the warrant of $9.32.

(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

LAKELAND BANCORP, INC.

59,000 Shares of Fixed Rate Cumulative Perpetual Preferred Stock,

Series A, No Par Value

Liquidation Preference Amount $1,000 Per Share

Warrant to Purchase 949,571 Shares of Common Stock, No Par Value

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the 59,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Shares”), a warrant to purchase 949,571 shares of our common stock (the “Warrant”) and any shares of common stock issuable from time to time upon exercise of the Warrant. In this prospectus, we refer to the Series A Preferred Shares, the Warrant and the shares of our common stock issuable upon exercise of the Warrant, collectively, as the “securities.” The Series A Preferred Shares and the Warrant were originally issued by us pursuant to that certain Letter Agreement dated February 6, 2009 (the “Letter Agreement”) and the related Securities Purchase Agreement - Standard Terms attached thereto (the “Securities Purchase Agreement”) between us and the U.S. Department of the Treasury’s (the “Treasury” or the “selling securityholder”) Troubled Asset Relief Program (“TARP”) Capital Purchase Program. The selling securityholder acquired the securities directly from us in a private placement that was exempt from the registration requirements of federal and state securities laws.

The initial selling securityholder and its successors, including transferees, which we sometimes collectively refer to as the “selling securityholders,” may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any of the proceeds from the sale of these securities by the selling securityholders.

Our common stock is quoted on the Nasdaq Global Select Market System under the symbol “LBAI.” On April 20, 2009, the last reported sale price of our common stock on the Nasdaq Global Select Market System was $8.30 per share.

Investing in our securities involves risk. You should carefully review the information contained in this prospectus under the heading “RISK FACTORS” beginning on page 2 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OBLIGATIONS OF ANY BANK AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

Our principal executive offices are located at 250 Oak Ridge Road,

Oak Ridge, New Jersey 07438.

Our telephone number is (973) 697-2000.

The date of this prospectus is April [    ], 2009.

We have not authorized any person to give any information or make any statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date. You should not assume that the information in this prospectus is accurate as of any date after its date.

PROSPECTUS SUMMARY

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration statement. Under this shelf process, the selling securityholders may from time to time sell or otherwise dispose of the securities covered by this prospectus in one or more offerings. This prospectus provides you with a general description of the securities being offered.

You should read the registration statement and the accompanying exhibits for further information. The registration statement and exhibits can be read and are available to the public over the Internet at the SEC’s website at http://www.sec.gov as described under the heading “Where You Can Find More Information.”

Company Overview

We are a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended, and we are subject to examination by the Federal Reserve Board. We were organized in March 1989 and commenced operations on May 19, 1989 upon the consummation of the acquisition of all of the outstanding stock of Lakeland Bank, formerly Lakeland State Bank (the “Bank”). At December 31, 2008, the Company had total consolidated assets of $2.6 billion, total consolidated deposits of $2.1 billion, total consolidated loans, net of the allowance for loan losses, of $2.0 billion and total consolidated stockholders’ equity of $220.9 million. Our principal executive offices are located at 250 Oak Ridge Road, Oak Ridge, New Jersey 07438 and our telephone number is (973) 697-2000.

Through the Bank, we operate 49 bank offices in Morris, Passaic, Sussex, Warren, Essex and Bergen counties in New Jersey and as of December 31, 2008, we had 521 full-time equivalent employees. The Bank offers a full range of lending services, including commercial loans and leases, real estate and consumer loans to small and medium-sized businesses, professionals and individuals located in its markets. The Bank also offers a broad range of commercial and consumer banking services as well as investment and advisory services for individuals. We are subject to examination by the Federal Reserve Board. The Bank is a state chartered banking association subject to supervision and examination by the Department of Banking and Insurance of the State of New Jersey (the “Department”) and the Federal Deposit Insurance Corporation (the “FDIC”). Regulations of the Department and the FDIC govern most aspects of the Bank’s business, including reserves against deposits, loans, investments, mergers and acquisitions, borrowings, dividends and location of branch offices.

Securities Being Offered

On February 6, 2009, we entered into a Letter Agreement (the “Letter Agreement”) and a Securities Purchase Agreement —Standard Terms attached thereto (the “Securities Purchase Agreement”) with the U.S. Department of the Treasury (the “Treasury”) under the Treasury’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program, pursuant to which the Treasury purchased (i) 59,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (the “Series A Preferred Shares”), and (ii) a ten-year warrant (the “Warrant”) to purchase up to 949,571 shares of our common stock, no par value, at an exercise price of $9.32 per share.

The issuances of the Series A Preferred Shares and the Warrant were completed in a private placement to the Treasury exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. We are registering the Series A Preferred Shares and the Warrant sold to the Treasury pursuant to the transaction described above and elsewhere in this prospectus, as well as the shares of common stock to be issued upon the exercise of the Warrant. The Letter Agreement, including the Securities Purchase Agreement, was attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on February 9, 2009, and is incorporated into this prospectus by reference. See “Where You Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed in this prospectus or discussed in documents incorporated by reference.

Forward-looking statements are subject to known and unknown risks and uncertainties, which change over time, and are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Our actual results may differ materially from those expressed or anticipated in the forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in this prospectus or in other filings.

You should not unduly rely on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC after the date of this prospectus. We undertake no obligation to revise or update the forward-looking statements contained in this prospectus at any time.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider the risks described below, together with all other information contained in this prospectus as well as our most recent Annual Report on Form 10-K, and in any subsequent reports that we have made or will make with the SEC under the Securities Exchange Act of 1934, as amended, as updated by our subsequent filings, in evaluating our Company and our business before deciding to invest in our securities. These risks are not the only ones faced by us. Additional risks and uncertainties not presently known by us or that we currently deem not to be material may also affect our business operations.

Risks Related to this Offering

Because of our participation in the Treasury’s Capital Purchase Program, we are subject to several restrictions including restrictions on our ability to declare or pay dividends and repurchase our shares as well as restrictions on our executive compensation.

On February 6, 2009, pursuant to the Letter Agreement and related Securities Purchase Agreement, we issued to the Treasury for an aggregate consideration of $59,000,000 (i) 59,000 Series A Preferred Shares, with a liquidation preference of $1,000 per share, and (ii) a Warrant to purchase 949,571 shares of our common stock. Pursuant to the terms of the Letter Agreement and the related Securities Purchase Agreement, our ability to declare or pay dividends on any of our shares is subject to restrictions. Specifically, we are unable to declare dividend payments on common, junior preferred or pari passu preferred shares if we are in arrears in the payment of dividends on the Series A Preferred Shares. Further, until the third anniversary of the investment or when all of the Series A Preferred Shares have been redeemed or transferred, we are not permitted to increase the cash dividends on our common stock without the Treasury’s approval. Additionally, our ability to repurchase our shares of outstanding common stock is restricted. The Treasury’s consent generally is required for us to make any stock repurchase until the third anniversary of the investment by the Treasury unless all of the Series A Preferred Shares have been redeemed or transferred. Further, common, junior preferred or pari passu preferred shares may not be repurchased if we are in arrears in the payment of dividends on the Series A Preferred Shares.

Pursuant to the terms by which we participated in the Treasury’s Capital Purchase Program and the terms of the American Recovery and Reinvestment Act of 2009, we and several of our senior employees are subject to substantial limitations on executive compensation and are subject to new corporate governance standards. Such requirements may adversely affect our ability to attract and retain senior officers and employees who are critical to the operation of our business.

The documents that we executed with the Treasury when the Treasury purchased our Series A Preferred Shares allow the Treasury to unilaterally change the terms of the Series A Preferred Shares or impose additional requirements on the Company if there is a change in law. These changes or additional requirements could restrict our ability to conduct business, could subject us to additional cost and expense or could change the terms of the Series A Preferred Shares to the detriment of our common shareholders. While it may be possible for us to redeem the Series A Preferred Shares in the event that the Treasury imposes any changes or additional requirements that we believe are detrimental, there can be no assurances that our federal regulator will approve such redemption or that we will have the ability to implement such redemption.

Our issuance of securities to the Treasury imposes certain restrictions on us that may have a negative impact on the price of our common stock.

In connection with our sale of Series A Preferred Shares to the Treasury, we also issued to the Treasury a Warrant to purchase 949,571 shares of our common stock. The terms of the transaction with the Treasury will result in limitations on our ability to repurchase our shares and to pay dividends, as described above. Until February 6, 2012, or until the Treasury no longer holds any Series A Preferred Shares, we will not be able to increase dividends above current levels nor repurchase any of our shares without the Treasury’s approval, with limited exception, most significantly purchases in connection with benefit plans. In addition, we will not be able to pay any dividends at all on our common stock unless we are current on our dividend payments on the Series A Preferred Shares. These restrictions, as well as the dilutive effect of the Warrant, may have a negative effect on the market price of our common stock.

The Series A Preferred Shares are equity interests and subordinate to all of our existing and future indebtedness; regulatory and contractual restrictions may limit or prevent us from paying dividends on the Series A Preferred Shares; and the Series A Preferred Shares place no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

The Series A Preferred Shares are equity interests and do not constitute indebtedness. As such, the Series A Preferred Shares, like our common stock, rank junior to all indebtedness and other non-equity claims on us with respect to assets available to satisfy claims, including in a liquidation of our Company. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series A Preferred Shares, (1) dividends are payable only when, as and if authorized and declared by, our board of directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our board of directors deems relevant, and (2) we may not pay dividends on our capital stock if we are in default on certain indebtedness or have elected to defer payments of interest on any subordinated indebtedness we may have.

We are an entity separate and distinct from our principal subsidiary, the Bank, and we do not have significant operations of our own. We currently depend on the Bank’s cash and liquidity to pay our operating expenses and dividends to our shareholders. Accordingly, we are and will be dependent upon dividends from the Bank to pay the principal of and interest on any indebtedness we may incur, to satisfy our other cash needs and to pay dividends on the Series A Preferred Shares and our common stock. The availability of dividends from the Bank is limited by various statutes and regulations. In the event the Bank is unable to pay dividends to us, we may not be able to pay dividends on the Series A Preferred Shares. Also, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors including the preferred claims of the Bank’s depositors.

In addition, the Series A Preferred Shares do not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series A Preferred Shares or to which the Series A Preferred Shares will be structurally subordinated.

An active trading market for the Series A Preferred Shares may not develop.

The Series A Preferred Shares are not currently listed on any securities exchange and we do not anticipate listing such shares on an exchange unless we are requested to do so by the Treasury pursuant to the Securities Purchase Agreement between us and the Treasury. There can be no assurance that an active trading market for the Series A Preferred Shares will develop, or, if developed, that an active trading market will be maintained. If an active market is not developed or sustained, the market value and liquidity of the Series A Preferred Shares may be adversely affected.

Risks Related to Our Business

Recent negative developments in the financial services industry and U.S. and global credit markets may adversely impact our operations and results.

Negative developments in the latter half of 2007 and all of 2008 in the capital markets have resulted in uncertainty in the financial markets in general with the expectation of the general economic downturn continuing for some or all of 2009. Loan portfolio performances have deteriorated at many institutions resulting from, among other factors, a weak economy and a decline in the value of the collateral supporting their loans. The competition for our deposits has increased significantly due to liquidity concerns at many of these same institutions. Stock prices of bank holding companies, like ours, have been negatively affected by the current condition of the financial markets, as has our ability, if needed, to raise capital or borrow in the debt markets compared to recent years. As a result, there is a potential for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and financial institution regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement actions. Negative developments in the financial services industry and the impact of new legislation in response to those developments could negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance.

A decrease in our ability to borrow funds could adversely affect our liquidity.

Our ability to obtain funding from the Federal Home Loan Bank or through our overnight federal funds lines with other banks could be negatively affected if we experienced a substantial deterioration in our financial condition or if such funding became restricted due to a further deterioration in the financial markets. While we have a contingency fund management plan to address such a situation if it were to occur (such plan includes deposit promotions, the sale of securities and the curtailment of loan growth, if necessary), a significant decrease in our ability to borrow funds could adversely affect our liquidity.

We are subject to interest rate risk and variations in interest rates may negatively impact our financial performance.

We are unable to predict actual fluctuations of market interest rates. Rate fluctuations are influenced by many factors, including:

•	inflation or recession;

•	a rise or fall in unemployment;

•	tightening or expansion of the money supply;

•	domestic and international disorder; and

•	instability in domestic and foreign financial markets.

Both increases and decreases in the interest rate environment may reduce our profits. We expect that we will continue to realize income from the differential or “spread” between the interest we earn on loans, securities and other interest-earning assets, and the interest we pay on deposits, borrowings and other interest-bearing liabilities. Our net interest spreads are affected by the differences between the maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities. Our interest-earning assets may not reprice as slowly or rapidly as our interest-bearing liabilities. Changes in market interest rates could materially and adversely affect our net interest spread, asset quality, levels of prepayments, cash flows, the market value of our securities portfolio, loan and deposit growth, costs and yields on loans and deposits and our overall profitability.

The Company may incur impairments to goodwill.

We review our goodwill at least annually. Significant negative industry or economic trends, including the lack of recovery in the market place of our common stock price, reduced estimates of future cash flows or disruptions to our businesses, could indicate that goodwill might be impaired. Our valuation methodology for assessing impairment requires management to make judgments and assumptions based on historical experience and to rely on projections of future operating performance. We operate in a competitive environment and projections of future operating results and cash flows may vary significantly from actual results. Additionally, if our analysis results in an impairment to our goodwill, we would be required to record a non-cash charge to earnings in our financial statements during the period in which such impairment is determined to exist. Any such charge could have a material adverse effect on our results of operations and our stock price.

The extensive regulation and supervision to which we are subject impose substantial restrictions on our business.

The Company, the Bank and certain non-bank subsidiaries are subject to extensive regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole. Such laws are not designed to protect our shareholders. These regulations affect our lending practices, capital structure, investment practices, dividend policy and growth, among other things. The Bank is also subject to a number of laws which, among other things, govern its lending practices and require the Bank to establish and maintain comprehensive programs relating to anti-money laundering and customer identification. The United States Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes, especially for the TARP Capital Purchase Program (in which the Company is a participant). Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways. Such changes could subject us to additional costs, limit the types of financial services and products we may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputational damage, which could have a material adverse effect on our business, financial condition and results of operations.

Current levels of volatility in the capital markets are unprecedented and may adversely impact our operations and results.

The capital markets have been experiencing unprecedented volatility for more than a year. Such negative developments and disruptions have resulted in uncertainty in the financial market in general with the expectation of a continuing general economic downturn throughout 2009. Bank and bank holding company stock prices have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets compared to recent years. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our business, financial condition and results of operations or our ability to access capital.

The Bank’s ability to pay dividends is subject to regulatory limitations which, to the extent that our holding company requires such dividends in the future, may affect our holding company’s ability to pay its obligations and pay dividends to shareholders.

As a bank holding company, we are a separate legal entity from the Bank and its subsidiaries, and we do not have significant operations of our own. We currently depend on the Bank’s cash and liquidity to pay our operating expenses and dividends to shareholders. The availability of dividends from the Bank is limited by various statutes and regulations. Our inability to receive dividends from the Bank could adversely affect our financial condition, results of operations, cash flows and prospects and our ability to pay dividends.

Our allowance for loan and lease losses may not be adequate to cover actual losses.

Like all commercial banks, the Bank maintains an allowance for loan and lease losses to provide for loan and lease defaults and non-performance. If our allowance for loan and lease losses is not adequate to cover actual loan and lease losses, we may be required to significantly increase future provisions for loan and lease losses, which could materially and adversely affect our operating results. Our allowance for loan and lease losses is determined by analyzing historical loan and lease losses, current trends in delinquencies and charge-offs, plans for problem loan and lease resolution, the opinions of our regulators, changes in the size and composition of the loan and lease portfolio and industry information. We also consider the possible effects of economic events, which are difficult to predict. The amount of future losses is affected by changes in economic, operating and other conditions, including changes in interest rates, many of which are beyond our control. These losses may exceed our current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and the allowance for loan and lease losses. While we believe that our allowance for loan and lease losses in relation to our current loan portfolio is adequate to cover current losses, we cannot assure you that we will not need to increase our allowance for loan and lease losses or that regulators will not require us to increase this allowance. An increase in our allowance for loan and lease losses could materially and adversely affect our earnings and profitability.

We are subject to various lending and other economic risks that could adversely affect our results of operations and financial condition.

Economic, political and market conditions, trends in industry and finance, legislative and regulatory changes, changes in governmental monetary and fiscal policies and inflation affect our business. These factors are beyond our control. A further deterioration in economic conditions, particularly in New Jersey, could have the following consequences, any of which could materially and adversely affect our business:

•	loan and lease delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decrease; and

•	collateral for loans made by us may decline in value, in turn reducing the borrowing ability of our customers.

Further deterioration in the real estate market, particularly in New Jersey, could hurt our business. As real estate values in New Jersey decline, our ability to recover on defaulted loans by selling the underlying real estate is reduced, which increases the possibility that we may suffer losses on defaulted loans.

We may suffer losses in our loan portfolio despite our underwriting practices.

We seek to mitigate the risks inherent in our loan portfolio by adhering to specific underwriting practices. Although we believe that our underwriting criteria are appropriate for the various kinds of loans that we make, we may incur losses on loans that meet our underwriting criteria, and these losses may exceed the amounts set aside as reserves in our allowance for loan and lease losses.

We face strong competition from other financial institutions, financial service companies and other organizations offering services similar to the services that we provide.

Many competitors offer the types of loans and banking services that we offer. These competitors include other state and national banks, savings associations, regional banks and other community banks. We also face competition from many other types of financial institutions, including finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. Many of our competitors have greater financial resources than we do, which may enable them to offer a broader range of services and products, and to advertise more extensively, than we do. Our inability to compete effectively would adversely affect our business.

Declines in value may adversely impact our investment portfolio.

As of December 31, 2008, we had approximately $282.2 million and $110.1 million in available for sale and held to maturity investment securities, respectively. We may be required to record impairment charges on our investment securities if they suffer a decline in value that is considered other-than-temporary. Numerous factors, including lack of liquidity for sales of certain investment securities, absence of reliable pricing information for investment securities, adverse changes in business climate, adverse actions by regulators, or unanticipated changes in the competitive environment could have a negative effect on our investment portfolio in future periods. If an impairment charge is significant enough it could affect the ability of the Bank to upstream dividends to us, which could have a material adverse effect on our liquidity and our ability to pay dividends to shareholders and could also negatively impact our regulatory capital ratios.

Concern of customers over deposit insurance may cause a decrease in deposits.

With recent increased concerns about bank failures, customers increasingly are concerned about the extent to which their deposits are insured by the FDIC. Customers may withdraw deposits in an effort to ensure that the amount they have on deposit with their bank is fully insured. Decreases in deposits may adversely affect our funding costs and net income.

Our deposit insurance premium will be substantially higher in 2009, which could have a material adverse effect on our future earnings.

The FDIC insures deposits at FDIC insured financial institutions, including the Bank. The FDIC charges the insured financial institutions premiums to maintain the Deposit Insurance Fund at a certain level. In light of current economic conditions, the FDIC has increased its assessment rates and recently adopted an interim rule imposing an emergency special assessment on the entire banking industry on June 30, 2009. The FDIC may further increase these rates and impose additional special assessments in the future.

If we do not successfully integrate any banks that we may acquire in the future, the combined company may be adversely affected.

If we make acquisitions in the future, we will need to integrate the acquired entities into our existing business and systems. We may experience difficulties in accomplishing this integration or in effectively managing the combined company after any future acquisition. Any actual cost savings or revenue enhancements that we may anticipate from a future acquisition will depend on future expense levels and operating results, the timing of certain events and general industry, regulatory and business conditions. Many of these events will be beyond our control, and we cannot assure you that if we make any acquisitions in the future, we will be successful in integrating those businesses into our own.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The ratios of earnings to fixed charges for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 are as set forth below:

	Years ended December 31,
	2008	2007	2006	2005	2004
Excluding interest on deposits	2.35	3.04	3.04	4.24	4.66
Including interest on deposits	1.40	1.40	1.46	1.88	2.09

USE OF PROCEEDS

We will not receive any proceeds from sales of the securities by the selling securityholders.

DESCRIPTION OF THE SERIES A PREFERRED SHARES

Our authorized capital stock presently consists of 41,000,000 shares, of which 40,000,000 shares are designated as common stock, no par value, and 1,000,000 shares are designated as preferred stock, no par value. As of December 31, 2008, a total of 23,687,003 shares of common stock were outstanding. In connection with the transactions contemplated by the Letter Agreement and the Securities Purchase Agreement, we authorized the issuance of 59,000 Series A Preferred Shares, pursuant to an amendment to our Restated Certificate of Incorporation. All 59,000 shares were issued on February 6, 2009 to the Treasury. The remaining 941,000 unissued shares of preferred stock are “blank check” preferred stock, which is stock over which the board of directors of a corporation has the authority to determine voting, dividend, conversion and other rights and restrictions.

The following is a summary of the terms of our Series A Preferred Shares. The full terms of our Series A Preferred Shares are set forth in our Restated Certificate of Incorporation, as amended, which was filed as Exhibit 3.1 to our Current Report on Form 8-K filed on February 9, 2009 and is incorporated by reference herein. See “Where You can Find More Information.”

General

The Series A Preferred Shares are perpetual and have no maturity date. The Series A Preferred Shares are validly issued, fully paid and non-assessable. As of the date of this prospectus, the Series A Preferred Shares are not listed on any securities exchange.

Rank

The Series A Preferred Shares will rank, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our Company, (a) senior to our common stock and to all of our capital stock ranking junior to the Series A Preferred Shares; (b) equal to other classes or series of our preferred stock that we issue, the terms of which specifically provide that such preferred stock ranks on a parity with the Series A Preferred Shares; and (c) junior to all shares of capital stock that we issue, the terms of which specifically provide that such shares of capital stock rank senior to the Series A Preferred Shares.

Dividend Rights

We will pay the record holders of the Series A Preferred Shares cumulative cash dividends at a rate of 5% per annum until the fifth anniversary of the date of the original investment of the Treasury, February 6, 2014, and from that date thereafter at a rate of 9% per annum. Dividends shall be paid quarterly in arrears on the 15th day of February, May, August and November of each year or, if not a business day, the next succeeding business day. In the event that any dividend payment or payments on the Series A Preferred Shares are in arrears at any time, cumulative cash dividends at the annual rate then in effect for dividend payments on the Series A Preferred Shares shall be payable as and if declared by the Board and out of assets legally available therefor, on all such accrued and unpaid dividends.

As long as the Series A Preferred Shares are outstanding, we will not be able to pay dividends on any common stock shares or any preferred shares ranking pari passu with the Series A Preferred Shares, unless all dividends on the Series A Preferred Shares are paid in full. Additionally, until the earlier of the third anniversary of the Treasury’s investment or the date on which the Treasury has transferred all of the Series A Preferred Shares to unaffiliated third parties or such shares are redeemed in full, we may not, without the Treasury’s consent, increase the amount of cash dividends on our common stock. Such consent is not required where dividends on common stock are payable solely in shares of our common stock.

Repurchase Rights

The consent of the Treasury will be required for any repurchase of our common stock, other capital stock or any other of our equity securities, other than repurchases of the Series A Preferred Shares or share repurchases in connection with any employee benefit plan in the ordinary course of business consistent with past practice, until the earlier of the third anniversary of the Treasury’s investment or the date on which the Series A Preferred Shares are redeemed in whole or the Treasury has transferred all of the Series A Preferred Shares to unaffiliated third parties. For as long as the Treasury continues to own any Series A Preferred Shares, we may not repurchase any senior preferred shares from any other holder of such shares unless we offer to repurchase, on the same terms and conditions, a ratable portion of the Series A Preferred Shares held by the Treasury.

Voting Rights

The Series A Preferred Shares have no voting rights, other than class voting rights granted under applicable New Jersey law and class voting rights on (i) any authorization or issuance of shares ranking senior to the Series A Preferred Shares; (ii) any amendment to the rights of the Series A Preferred Shares; or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Series A Preferred Shares.

Where no dividends are paid on the Series A Preferred Shares for six or more quarterly periods (whether consecutive or not), the size of our Board will be automatically increased by two directors, and holders of the Series A Preferred Shares, voting together as a class with the holders of all other classes or series of our capital stock upon which like voting rights have been conferred and are exercisable, will have the right to elect two additional directors to our Board at our next annual meeting (or a special meeting called for such purpose) and each subsequent annual meeting until all of the accrued and unpaid dividends on the Series A Preferred Shares are paid in full.

Conversion

Holders of the Series A Preferred Shares have no right to exchange or convert such shares into any of our other securities.

Liquidation Rights

The Series A Preferred Shares have a liquidation preference of $1,000 per share. In the event of a voluntary or involuntary liquidation, dissolution or winding up of our Company, holders of Series A Preferred Shares will be entitled, subject to creditors’ rights but before any distribution to common shareholders or any other junior shares, to receive a liquidation distribution in the amount of the liquidation preference per share, plus accrued and unpaid dividends for the current dividend period. If the amounts available for distribution upon our liquidation, dissolution or winding up are insufficient to satisfy the full liquidation rights of all the outstanding Series A Preferred Shares and all shares ranking equal to such shares, then the holders of each series will share ratably in any distribution of assets in proportion to the full respective preferential amount, which may include accumulated dividends, to which they are entitled. After the full amount of the liquidation preference is paid, the holders of Series A Preferred Shares will not be entitled to any further participation in any distribution of our assets.

Redemption

We may redeem the Series A Preferred Shares commencing on the first dividend payment date occurring after February 6, 2012, or earlier if we raise in an equity offering net proceeds equal to the amount of the Series A Preferred Shares to be redeemed. We must raise proceeds equal to at least 25% of the issue price of the Series A Preferred Shares to redeem any such shares prior to the first dividend payment date occurring after February 6, 2012. The redemption price is equal to the sum of the liquidation amount per share and any accrued and unpaid dividends on the series A Preferred Shares up to, but excluding, the date fixed for redemption.

Preemptive Rights

No Series A Preferred Share will have any rights of preemption whatsoever as to any of our securities, or any warrants, rights or options issued or granted with respect thereto.

Other Matters

Upon compliance with applicable securities laws, the Series A Preferred Shares are freely transferable and are not subject to any mandatory redemption, sinking fund or other similar provisions.

DESCRIPTION OF COMMON STOCK

The following description of shares of our common stock is only a summary. The summary does not purport to be complete in all respects and is qualified in its entirety by reference to our restated certificate of incorporation, as amended, our by-laws and by applicable New Jersey law.

General

Our certification of incorporation, as amended, provides that we may issue up to 40,000,000 shares of common stock, no par value. As of December 31, 2008, there were 23,687,003 shares of our common stock outstanding. All outstanding shares of our common stock are fully paid and non-assessable. Our common stock is listed on the NASDAQ Global Select Market under the symbol “LBAI.”

Voting Rights

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders, except as otherwise required by law. The holders of our common stock vote together with the holders of preferred stock as a single class on all matters. The quorum for stockholders’ meetings is a majority of the outstanding shares. There is no cumulative voting.

Dividends and Liquidation Rights

Holders of our common stock are entitled to dividends if, as and when determined by our board of directors in its sole discretion out of funds lawfully available for the payment of dividends. Funds for the payment of dividends come primarily from the earnings of the Bank and its subsidiaries. The dividend rights of holders of our common stock are qualified and subject to the dividend rights of holders of our preferred stock. In addition, various statutes and regulations limit the availability of dividends from the Bank. Any restriction on the ability of the Bank to pay dividends will act as restrictions on funds available for payment of dividends by us to our stockholders.

Holders of our common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, subject to the rights of holders of our preferred stock.

Transfer Agent

American Stock Transfer and Trust Company, LLC is presently the transfer agent and registrar for our common stock.

DESCRIPTION OF THE WARRANT

On February 6, 2009, in addition to the 59,000 shares of Series A Preferred Shares, we issued to the Treasury a ten-year Warrant to purchase up to 949,571 shares of our common stock, no par value, at an exercise price of $9.32 per share. The Warrant is immediately exercisable by the holder, subject to certain limitations on exercise described below (see “Transferability”), and will expire at 5:00 p.m., New York City time, on February 6, 2019. The Warrant may be exercised in whole or in part.

The following description is a summary of the material terms and provisions of the Warrant. The full terms and provisions of the Warrant is set forth in the Warrant to Purchase up to 949,571 shares of Common Stock, dated February 6, 2009, which was filed as Exhibit 4.1 to our Current Report on Form 8-K filed on February 9, 2009 and is incorporated by reference herein. See “Where You can Find More Information.”

Exercise of Warrant

Without the consent of the Company and the holder of the Warrant (the “Warrantholder”), the Warrant may only be exercised on a net basis. The Warrant is exercisable by the surrender of the Warrant and a duly completed and executed notice of exercise at our principal executive office and payment for the shares of the common stock thereby purchased. The exercise price may be paid (i) by having us withhold from the shares of common stock that would otherwise be issued to the Warrantholder upon exercise, a number of shares of common stock having a market value equal to the aggregate exercise price or (ii) if we and the Warrantholder consent, in cash.

Rights of the Warrantholder

The Warrantholder is not entitled to vote or exercise any of the rights as a stockholder of our Company prior to the date of exercise of the Warrant.

Voting of Warrant Shares

The Treasury has agreed that it will not vote any of the shares of common stock that it acquires upon exercise of the Warrant. This does not apply to any other person who acquires any portion of the Warrant, or the shares of common stock underlying the Warrant, from the Treasury.

Transferability

The Warrant and all rights thereunder are not subject to any transfer restrictions and upon compliance with applicable securities laws, are transferable, in whole or in part, upon the books of our Company by the registered Warrantholder in person or by duly authorized attorney, upon the surrender of the Warrant, duly endorsed, to the office or agent of our Company. Thereafter, a new warrant registered in the name of the designated transferee(s) will be made and delivered by us. However, the Treasury may only transfer or exercise the Warrant with respect to one-half of the shares underlying the Warrant prior to the earlier of (i) the date on which we (or any successor to us by a business combination) have completed one or more qualified equity offerings that result in our receipt of aggregate gross proceeds of at least $59,000,000 (e.g. 100% of the issue price of the Series A Preferred Shares sold to the Treasury) and (ii) December 31, 2009. A qualified equity offering means our sale and issuance for cash of common stock or Tier 1 securities to persons other than us or our subsidiaries.

Fractional Shares

No fractional shares will be issued upon exercise of the Warrant. In lieu of the issuance of any fractional shares, however, we will pay to the Warrantholder an amount in cash based on the market value of our common stock on the last trading day prior to the exercise date, less the prorated exercise price for such fractional share.

Adjustment of Shares

The exercise price and number of shares of common stock underlying the Warrant will automatically adjust if we:

•	declare and pay a dividend or make a distribution on our common stock in shares of common stock;

•	subdivide or reclassify the outstanding shares of common stock into a greater number of shares; or

•	combine or reclassify the outstanding shares of common stock into a smaller number of shares.

In the event of any merger, consolidation or other business combination to which we are a party, the Warrantholder’s right to receive shares of common stock upon exercise of the Warrant will be converted into the right to exercise the Warrant to acquire the number of shares of stock or other securities or property which the common stock issuable upon exercise of the Warrant immediately prior to such business combination would have been entitled to receive upon consummation of the business combination.

SELLING SECURITYHOLDER

We are registering for resale pursuant to this prospectus 59,000 Series A Preferred Shares, the Warrant, and 949,571 shares of our common stock issuable upon the exercise of the Warrant, in each case, held by the United States Department of the Treasury, which is the initial selling securityholder under this prospectus. The initial selling securityholder, or its successors, including any of its transferee(s), may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own.

The table below presents information regarding the beneficial ownership of our outstanding securities by the selling securityholder. The percentage of beneficial ownership is based on 23,687,003 shares of common stock outstanding on December 31, 2008. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.

	Securities Beneficially Owned		Number of Securities Offered Hereby	Securities Beneficially Owned After Sales of Securities Offered Hereby
Class of Security	Number	Percent
Fixed Rates Cumulative Perpetual Preferred Stock, Series A	59,000	100%	59,000	0
Warrant	1	100%	1	0
Common Stock	949,571	3.9%	949,571	0

The information in the column “Securities Beneficially Owned After Sales of Securities Offered Hereby” assumes that the selling securityholder sells all of such securities. However, we do not know when or in what amounts the selling securityholder may offer the securities for sale. The selling securityholder may offer from time to time all or some of its securities under this prospectus, or in another permitted manner. We cannot assure you as to the actual number of securities that will be sold or otherwise disposed of by the selling securityholder and we cannot estimate the number of the securities that will be held by the selling securityholder after completion of this offering.

PLAN OF DISTRIBUTION

We are registering the securities covered by this prospectus for the selling securityholders.

The selling securityholders and any of their successors-in-interest, including any transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve special offerings, exchange distributions or block transactions:

•

on any national securities exchange or quotation services on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the Nasdaq Global Select Market System in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sales of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the Warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the Warrant and deliver common stock to close out short positions, or loan or pledge the Series A Preferred Shares or the common stock issuable upon exercise of the Warrant to broker-dealers that in turn may sell these securities.

In effecting sales, broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate. Broker-dealers may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Global Select Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the Series A Preferred Shares on any securities exchange or for inclusion of the Series A Preferred Shares in any automated quotation system unless requested by the initial selling securityholder. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Shares.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses, including the costs and fees of registering the securities covered by this prospectus (other than underwriting discounts, selling commissions or any other amounts payable to underwriters, dealers or agents or any transfer taxes or other expenses associated with the sale of the securities, on behalf of the selling securityholders) in connection with the registration and sale of the securities covered by this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference into this prospectus the information contained in documents listed below, which is considered to be a part of this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our definitive proxy materials filed with the SEC on April 14, 2009;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 18, 2000; and

•	the description of our stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on August 24, 2001.

We also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

You may request a copy of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:

Lakeland Bancorp, Inc.

Attention: Harry Cooper/Investor Relations

250 Oak Ridge Road, Oak Ridge, New Jersey 07438

(973) 697-2000

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Lowenstein Sandler PC, Roseland, New Jersey.

EXPERTS

The consolidated financial statements of Lakeland Bancorp, Inc. and its subsidiaries as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008 included in our Annual Report on Form 10-K for the year ended December 31, 2008, which are incorporated by reference in this registration statement and prospectus, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in its reports which are incorporated by reference in this registration statement and prospectus and given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities being offered by and for the account of the selling securityholders. This prospectus does not contain all of the information set forth in the registration statement. For further information about us, please refer to the registration statement and the documents incorporated by reference in this prospectus.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy statements and other information regarding issuers, such as Lakeland Bancorp, Inc., that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition and results of operations described in those documents may have changed since those dates.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered:

Registration Statement filing fee	$2,667
Printing fees	3,000	*
Legal fees and expenses	25,000	*
Accounting fees	25,000	*
Miscellaneous	4,333	*

Total	$60,000	*

*	Estimated

Item 15.	Indemnification of Directors and Officers.

The Registrant’s Bylaws contain the following provisions regarding indemnification:

“Any person and his or her heirs, executors, or administrators, may be indemnified or reimbursed by the Corporation for reasonable expenses actually incurred in connection with any threatened, pending or completed action, suit or proceeding, civil, administrative, investigative or criminal, in which any of them shall have been made a party by reason of a person being or having been a director, officer, or employee of the Corporation or of any firm, corporation, or organization which that person served in any such capacity at the request of the Corporation; provided, that person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Corporation and with respect to criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and, provided further, that no such person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the Corporation, or the Board of Directors, acting by vote of Directors not parties to the same or substantially the same action, suit, or proceeding constituting a majority of the whole number of Directors. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such a person and his or her heirs, executors, or administrators may be entitled as a matter of law.

The Corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its Directors, officers, and other employees to the extent that such indemnifications are allowed in the preceding paragraph. Such insurance may, but need not, be for the benefit of all Directors, officers, or employees.”

Subsection (2) of Section 3-5, Title 14A of the New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) against reasonable costs (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, a “corporate agent” means any person who is or was a director, officer, employee or agent of the corporation or a person serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation or enterprise.

Subsection (3) of Section 3-5 empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys’ fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Subsection (4) of Section 3-5 provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) incurred by him in connection therewith.

Subsection (5) of Section 3-5 provides that a corporation may indemnify a corporate agent in a specific case if it is determined that indemnification is proper because the corporate agent met the applicable standard of conduct, and such determination is made by any of the following: (a) the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (b) independent legal counsel, if there is no quorum of disinterested directors or if the disinterested directors empowers counsel to make the determination; or (c) the shareholders.

Subsection (8) of Section 3-5 provides that the indemnification provisions in the law shall not exclude any other rights to indemnification that a director or officer may be entitled to under a provision of the certificate of incorporation, a by-law, an agreement, a vote of shareholders, or otherwise. That subsection explicitly permits indemnification for liabilities and expenses incurred in proceedings brought by or in the right of the corporation (derivative proceedings). The only limit on indemnification of directors and officers imposed by that subsection is that a corporation may not indemnify a director or officer if a judgment has established that the director’s or officer’s acts or omissions were a breach of his or her duty of loyalty, not in good faith, involved a knowing violation of the law, or resulted in receipt by the corporate agent of an improper personal benefit.

Subsection (9) of Section 3-5 provides that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer against any expenses or liabilities incurred in any proceeding by reason of that person being or having been a director or officer, whether or not the corporation would have the power to indemnify that person against expenses and liabilities under other provisions of the law.

The Registrant’s Restated Certificate of Incorporation contains the following provision:

“A director or an officer of the corporation shall not be personally liable to the corporation or its shareholders for the breach of any duty owed to the corporation or its shareholders except to the extent that an exemption from personal liability is not permitted by the New Jersey Business Corporation Act. Any expenses incurred by a director or officer of the corporation in connection with a proceeding involving the director or officer may be paid by the corporation in advance of final disposition of the proceeding, provided the director or officer undertakes to repay such amount unless it shall ultimately be determined that he or she is entitled to indemnification.”

Lakeland currently maintains directors’ and officers’ liability coverage which will insure Lakeland’s directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 16.	List of Exhibits.

3.1	Registrant’s Restated Certificate of Incorporation, as amended, is incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on February 9, 2009.

3.2	Registrant’s Bylaws are incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.

4.1	Warrant to Purchase up to 949,571 shares of Common Stock, dated February 6, 2009, is incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed on February 9, 2009.

5.1*	Opinion of Lowenstein Sandler PC.

12.1	Statement of Ratio of Earnings to Fixed Charges.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Lowenstein Sandler PC (included in Exhibit 5.1).

24.1*	Power of Attorney.

*	Filed with the initial Registration Statement on Form S-3.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oak Ridge, State of New Jersey, on the 20th day of April, 2009.

LAKELAND BANCORP, INC.

By: /s/ Thomas J. Shara
Thomas J. Shara
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below on the 20th day of April, 2009 by the following persons in the capacities indicated below.

/s/ Roger Bosma* Roger Bosma Director	/s/ Bruce D. Bohuny* Bruce D. Bohuny Director

/s/ Mary Ann Deacon* Mary Ann Deacon Director	/s/ John W. Fredericks* John W. Fredericks Director

/s/ Mark J. Fredericks* Mark J. Fredericks Director	/s/ George H. Guptill, Jr.* George H. Guptill, Jr. Director

/s/ Janeth C. Hendershot* Janeth C. Hendershot Director	/s/ Robert E. McCracken* Robert E. McCracken Director

/s/ Robert B. Nicholson, III* Robert B. Nicholson, III Director	/s/ Joseph P. O’Dowd* Joseph P. O’Dowd Director

/s/ Thomas J. Shara Thomas J. Shara Director, President and Chief Executive Officer	/s/ Stephen R. Tilton, Sr.* Stephen R. Tilton, Sr. Director

/s/ Paul G. Viall, Jr.* Paul G. Viall, Jr. Director	/s/ Arthur L. Zande* Arthur L. Zande Director

/s/ Joseph F. Hurley* Joseph F. Hurley Executive Vice President and Chief Financial Officer

*By: /s/ Thomas J. Shara Thomas J. Shara Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

3.1	Registrant’s Restated Certificate of Incorporation, as amended, is incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on February 9, 2009.

3.2	Registrant’s Bylaws are incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.

4.1	Warrant to purchase up to 949,571 shares of Common Stock, dated February 6, 2009, is incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed on February 9, 2009.

5.1*	Opinion of Lowenstein Sandler PC.

12.1	Statement of Ratios of Earnings to Fixed Charges.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Lowenstein Sandler PC (included in Exhibit 5.1).

24.1*	Power of Attorney.

*	Filed with the initial Registration Statement on Form S-3.